NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

Stratus Properties Inc. Announces Receipt of Letter from NASDAQ
Granting Further Stay of Delisting Proceedings

Austin, Texas, June 3, 2009 – Stratus Properties Inc. (NASDAQ: STRS) announced today that on June 1, 2009, Stratus received a letter from the NASDAQ Hearings Panel (the “Panel”) advising the Company that the Panel granted a further stay of the delisting of Stratus’ common stock, pursuant to NASDAQ Listing Rule 5815(a)(1)(B), pending NASDAQ’s broader review of Stratus’ reasons for its late periodic filings and plan of compliance at Stratus’ hearing scheduled for June 25, 2009.  Stratus is working diligently to complete the preparation and filing of its annual report on Form 10-K for the year ended December 31, 2008 (“2008 Form 10-K”) and its quarterly report on Form 10-Q for the quarter ended March 31, 2009 (“first-quarter 2009 Form 10-Q”).

As previously reported, Stratus is currently not in compliance with the continued listing requirements set forth in NASDAQ Marketplace Rule 5250(c)(1), which requires the timely filing of periodic reports with the Securities and Exchange Commission (SEC) for the continued listing of Stratus’ common stock due to Stratus’ failure to file its 2008 Form 10-K by the May 14, 2009 extended filing deadline and Stratus’ failure to timely file its first-quarter 2009 Form 10-Q by the May 11, 2009 filing deadline.  As a result, Stratus’ common stock is subject to delisting.

On May 22, 2009, Stratus requested a hearing before the Panel in accordance with NASDAQ Marketplace Rule 5800 Series to seek an exception period in which to complete its filings and thereby regain compliance with the listing standard.  Stratus’ request for a hearing automatically suspended the delisting of its common stock until June 8, 2009; however, Stratus also requested a further stay on the delisting of its common stock pending the scheduled hearing, which has been granted.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.

CAUTIONARY STATEMENT. This press release contains certain forward-looking statements, including statements as to returning to compliance with NASDAQ Marketplace Rules and the timing of filing of Stratus’ 2008 Form 10-K and Stratus’ first-quarter 2009 Form 10-Q. Any forward-looking statements contained in this press release are based upon Stratus’ historical performance and its current plans, estimates and expectations, all of which may change or may not be achieved. Stratus disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause future results or events to differ materially from those expected, including the timing of the completion of its 2008 Form 10-K and first-quarter 2009 Form 10-Q, any action taken by NASDAQ or the SEC in response to the timing or the content of the 2008 Form 10-K and first-

quarter 2009 Form 10-Q, uncertainties regarding the future performance of the United States economy and the real estate markets and other factors affecting the operation of Stratus’ business, including those described in detail in Stratus’ annual report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent periodic reports filed with the SEC.

A copy of this press release and additional information about Stratus are available on the Company’s web site at http://www.stratusproperties.com.